Exhibit 4.4

THE BANK OF NOVA SCOTIA,

Issuer

and

COMPUTERSHARE TRUST COMPANY, N.A.,

U.S. Trustee

and

COMPUTERSHARE TRUST COMPANY OF CANADA,

Canadian Trustee

First Supplemental Indenture

Dated as of November 30, 2018

to

Indenture

Dated as of January 22, 2010

Senior Debt Securities

FIRST SUPPLEMENTAL INDENTURE, dated as of November 30, 2018, among The Bank of Nova Scotia, a Canadian chartered bank (herein called the “Bank”), having its principal executive offices located at 44 King Street West, Scotia Plaza, Toronto, Ontario, Canada M5H 1H1, Computershare Trust Company, N.A., a trust company organized under the laws of the United States, as United States trustee (the “U.S. Trustee”) and Computershare Trust Company of Canada, a trust company duly organized and existing under the laws of Canada, as Canadian trustee (the “Canadian Trustee” and, together with the U.S. Trustee, the “Trustee” or “Trustees”).

RECITALS OF THE BANK

WHEREAS, the Bank and the Trustees have heretofore executed and delivered an Indenture, dated as of January 22, 2010 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”) providing for the issuance from time to time of series of the Bank’s unsecured indebtedness (other than subordinated indebtedness within the meaning of the Bank Act) (hereinafter called the “Securities”);

WHEREAS, Section 901(5) of the Base Indenture provides that the Bank and the Trustees may enter into an indenture supplemental to the Base Indenture to add to, change or eliminate any of the provisions of the Base Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no Security described in clause (i) Outstanding;

WHEREAS, pursuant to Section 901(5) of the Base Indenture, the Bank wishes to add to and change certain provisions of the Base Indenture as set forth in this First Supplemental Indenture; the amendments set forth in this First Supplemental Indenture shall apply to all series of Securities issued pursuant to the Indenture on or after the date hereof, but shall not apply to any Security created pursuant to the Base Indenture prior to the date of this First Supplemental Indenture, nor shall such amendments modify the rights of the Holders of any such previously created Securities; and

WHEREAS, the Bank has requested that the Trustees execute and deliver this First Supplemental Indenture; and all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been satisfied; and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:

ARTICLE ONE

RELATION TO BASE INDENTURE

SECTION 101. Relation to Base Indenture. This First Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 102. Defined Terms.

(a)    Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b)    a term defined anywhere in this First Supplemental Indenture has the same meaning throughout; and

(c)    unless otherwise specified or unless the context requires otherwise, (i) all references in this First Supplemental Indenture to Sections refer to the corresponding Sections of this First Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this First Supplemental Indenture.

ARTICLE TWO

AMENDMENTS

SECTION 201. Applicability. Except as provided in the immediately succeeding paragraph or as otherwise may be provided pursuant to Section 301 of the Base Indenture with respect to any particular Security issued on or after the date hereof, Sections 202 through 208, inclusive, of this First Supplemental Indenture shall apply to Securities of any series created after the execution of this First Supplemental Indenture and shall not apply to, or modify the rights of Holders or Beneficial Owners of, any Securities of any series created before such execution.

SECTION 202. Definition of Terms. The following definitions shall be added to the applicable definitions set forth in Section 101 of the Base Indenture:

“Bail-inable Security” means a Security subject to Bail-in Conversion under the Bail-in Regime.

“Bail-in Conversion” means the conversion of Bail-inable Securities in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares in the capital of the Bank or any of its affiliates under the Bail-in Regime.

“Bail-in Regime” means the provisions of, and regulations under, the Bank Act, the CDIC Act and certain other Canadian federal statutes pertaining to banks, providing for a bank recapitalization regime for banks designated by the Superintendent as domestic systemically important banks, including subsection 39.2(2.3) of the CDIC Act, the Bank Recapitalization (Bail-in) Conversion Regulations (Canada), the Bank Recapitalization (Bail-in) Issuance Regulations (Canada) and the Compensation Regulations (Canada), and in each case any successor statute or regulation thereto, as amended from time to time.

“Bank Act” means the Bank Act (Canada), and any successor statute thereto, in each case as amended from time to time.

“Beneficial Owner” means (i) with respect to Global Securities of a series, the beneficial owners of the relevant Securities of such series and (ii) with respect to the relevant definitive Securities of a series, the Holders in whose names the relevant Securities of such series are registered in the Security Register.

“CDIC Act” means Canada Deposit Insurance Corporation Act (Canada), and any successor statute thereto, in each case as amended from time to time.

“OSFI” means the Office of the Superintendent of Financial Institutions (Canada).

“Superintendent” means the Superintendent of Financial Institutions (Canada).

“TLAC” means Total Loss Absorbing Capacity within the meaning of the TLAC Guideline.

“TLAC Disqualification Event” has the meaning set forth in Section 203.

“TLAC Guideline” means OSFI’s Guideline on Total Loss Absorbing Capacity for Canadian Domestic Systemically Important Banks, and any successor guideline thereto, in each case as amended from time to time.

SECTION 203. Governing Law; Submission to Jurisdiction. Article One of the Base Indenture is hereby amended by amending and restating Section 112 of the Base Indenture in its entirety, which shall read as follows:

“Section 112. Governing Law; Submission to Jurisdiction.

This Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, except that Section 301(b) and Section 1601(a) shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. By its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to actions, suits and proceedings arising out of or relating to the operation of the CDIC Act and the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of this Indenture and such Bail-inable Security.”

SECTION 204. Redemption and Repurchases; Defeasance and Covenant Defeasance.

(a)    Article Eleven of the Base Indenture is hereby amended by inserting a new Section 1108, which shall read as follows:

“Section 1108. Redemption of Bail-inable Securities; Repurchases.

(a)    If the Bank has delivered a notice of redemption pursuant to Section 1104 with respect to Bail-inable Securities, but prior to the payment of the Redemption Price or Redemption Prices with respect to such redemption, such Bail-inable Securities are converted pursuant to a Bail-in Conversion, such redemption notice shall be automatically rescinded and shall be of no force and effect, and no payment in respect of the Redemption Price or Redemption Prices shall be due and payable.

(b)    Notwithstanding any other provision of this Indenture or the Bail-inable Securities, the Bank may only redeem Bail-inable Securities of any series prior to their Stated Maturity or repurchase Bail-inable Securities of any series (and give notice thereof to the Holders of such series of Bail-inable Securities in the case of redemption) if the Bank has obtained the prior approval of the Superintendent, where the redemption or repurchase would result in the Bank not meeting the TLAC requirements applicable to the Bank pursuant to the TLAC Guideline.”

(b)    Section 1404 of the Base Indenture is hereby amended by inserting a paragraph (9), which shall read as follows:

“(9)     Notwithstanding any other provision of this Indenture or the Bail-inable Securities, a Defeasance or Covenant Defeasance with respect to Bail-inable Securities of any series shall be subject to the prior approval of the Superintendent, where such Defeasance or Covenant Defeasance would result in the Bank not meeting the TLAC requirements applicable to the Bank pursuant to the TLAC Guideline.”

(c)    For the avoidance of doubt, except as otherwise set forth in this First Supplemental Indenture, the provisions of Article Eleven and Article Fourteen of the Base Indenture shall be applicable to any redemption or any Defeasance or Covenant Defeasance, respectively, of Bail-inable Securities.

SECTION 205. Remedies.

(a)    Article Five of the Base Indenture is hereby amended by amending and restating Section 501 in its entirety, which shall read as follows:

“Section 501. Events of Default.

“Event of Default” means,

(a)     wherever used herein with respect to Securities of any series that are not Bail-inable Securities, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)     default in the payment of any interest upon any Security of that series when it becomes due and payable, and such default continues for a period of more than 30 days; or

(2)     default in the payment of the principal of or any premium on any Security of that series when it becomes due and payable, and such default continues for a period of five days; or

(3)     if the Bank shall become insolvent or bankrupt or subject to the provisions of the Winding-Up and Restructuring Act of Canada, or go into liquidation either voluntarily or under an order of a court of competent jurisdiction, or otherwise acknowledge its insolvency (provided that a resolution or order for winding-up the Bank, with a view to its consolidation, amalgamation or merger with another bank or the transfer of its assets as an entirety to such other bank, as provided in Article Eight, shall not constitute an event of default under this Section 501(a) if such last-mentioned bank shall, as a part of such consolidation, amalgamation, merger or transfer, and, within 90 days from the passing of the resolution or the date of the order for the winding-up or liquidation of the Bank or within such further period of time as may be allowed by the Trustee, comply with the conditions to that end stated in Article Eight); or

(4)     any other Event of Default provided with respect to Securities of that series.

(b)    wherever used herein with respect to Bail-inable Securities of any series, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)     default in the payment of the principal of, or interest on, any Security of that series and, in each case, such default continues for a period of 30 Business Days; or

(2)    if the Bank shall become insolvent or bankrupt or subject to the provisions of the Winding-Up and Restructuring Act of Canada, or go into liquidation either voluntarily or under an order of a court of competent jurisdiction, or otherwise acknowledge its insolvency (provided that a resolution or order for winding-up the Bank, with a view to its consolidation, amalgamation or merger with another bank or the transfer of its assets as an entirety to such other bank, as provided in Article Eight, shall not constitute an event of default under this Section 501(b) if such last-mentioned bank shall, as a part of such consolidation, amalgamation, merger or transfer, and, within 90 days from the passing of the resolution or the date of the order for the winding-up or liquidation of the Bank or within such further period of time as may be allowed by the Trustee, comply with the conditions to that end stated in Article Eight); or

(3)    any other Event of Default provided with respect to Securities of that series.

For avoidance of doubt, a Bail-in Conversion shall not constitute a default or an Event of Default under this Section 501.”

(b)    Section 502 of the Base Indenture is hereby amended by inserting immediately following the second paragraph two new paragraphs, which shall read as follows:

“Notwithstanding the foregoing, Holders and Beneficial Owners of Bail-inable Securities of any series shall not be entitled to exercise, or direct the exercise of, the rights in this Section 502 where the Governor in Council (Canada) has made an order pursuant to subsection 39.13(1) of the CDIC Act in respect of the Bank.

Notwithstanding the exercise of any of the rights provided for in this Section 502, Bail-inable Securities with respect to which such rights have been exercised shall continue to be subject to Bail-in Conversion until repaid in full.”

(c)    Article Five of the Base Indenture is hereby amended by inserting a Section 516, which shall read as follows:

“Section 516. Bail-inable Securities; No Set-Off and Netting Rights.

Notwithstanding any other provision of this Indenture or the Securities, Holders and Beneficial Owners of Bail-inable Securities shall not be entitled to exercise, or direct the exercise of, any set-off or netting rights with respect to such Bail-inable Securities.”

SECTION 206. Amendment, Modification or other Variance. Article Nine of the Base Indenture is hereby amended by inserting a Section 907, which shall read as follows:

“Section 907. Bail-inable Securities; Amendment, Modification or other Variance.

Where an amendment, modification or other variance that can be made pursuant to this Article Nine or any other provision of this Indenture would affect the recognition of Bail-inable Securities issued hereunder by the Superintendent as TLAC, that amendment, modification or variance shall require the prior approval of the Superintendent.”

SECTION 207. Bail-in and Bail-in Acknowledgment. The Base Indenture is hereby amended by inserting an Article Sixteen and an Article Seventeen, each of which shall read as follows:

“ARTICLE SIXTEEN

CANADIAN BAIL-IN AND BAIL-IN ACKNOWLEDGMENT

Section 1601. Bail-in Acknowledgement.

(a)    By its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to (i) agree to be bound, in respect of that Bail-inable Security, by the CDIC Act, including the conversion of the Bail-inable Securities, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Bail-inable Securities in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Bail-inable Securities; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in clauses (i) and (ii) above, are binding on that Holder or Beneficial Owner despite any provisions in this Indenture or the Bail-inable Securities, any other law that governs the Bail-inable Securities and any other agreement, arrangement or understanding between that Holder or Beneficial Owner and the Bank with respect to the Bail-inable Securities.

(b)    Holders and Beneficial Owners of Bail-inable Securities shall have no further rights in respect of their Bail-inable Securities to the extent those Bail-inable Securities are converted in a Bail-in Conversion, other than those provided under the Bail-in Regime, and by its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to irrevocably consent to the converted portion of the principal amount of that Bail-inable Security and any accrued and unpaid interest thereon being deemed paid in full by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a Bail-in Conversion, which Bail-in Conversion shall occur without any further action on the part of that Holder or Beneficial Owner or the Trustee; provided that, for the avoidance of doubt, this consent shall not limit or otherwise affect any rights of that Holder or Beneficial Owner provided for under the Bail-in Regime.

(c)    By its acquisition of an interest in a Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to acknowledge and agree:

(1)    that the Bail-in Conversion shall not give rise to a default or Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(2)    to the extent permitted by the Trust Indenture Act, that such Holder or Beneficial Owner waives any and all claims, in law and/or in equity, against the Trustee, for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the Bail-in Regime; and

(3)    upon a Bail-in Conversion or other action pursuant to the Bail-in Regime with respect to Bail-inable Securities, (i) the Trustee shall not be required to take any further directions from Holders of such Bail-inable Securities under Section 512; and (ii) the Indenture shall not impose any duties upon the Trustee whatsoever with respect to a Bail-in Conversion or such other action pursuant to the Bail-in Regime.

(d)    By its acquisition of an interest in Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to have authorized, directed and requested the Depositary and any direct participant in the Depositary or other intermediary through which it holds such Bail-inable Security to take any and all necessary action, if required, to implement the Bail-in Conversion or other action pursuant to the Bail-in Regime with respect to the Bail-inable Security as may be imposed on it, without any further action or direction on the part of that Holder or Beneficial Owner, the Trustee or the Paying Agent. Notwithstanding the foregoing, if, following the completion of a Bail-in Conversion, some or all of the relevant Bail-inable Securities remain Outstanding, then the Trustee’s duties under this Indenture shall remain applicable with respect to those Bail-inable Securities following such completion to the extent that the Bank and the Trustee shall agree pursuant to a supplemental indenture or an amendment to this Indenture; provided, however, that notwithstanding the Bail-in Conversion, there shall at all times be a Trustee for the Bail-inable Securities in accordance with this Indenture, and the resignation and/or removal of the Trustee, the appointment of a successor trustee and the rights of the Trustee or any successor trustee shall continue to be governed by this Indenture, including to the extent no supplemental indenture or amendment to this Indenture is agreed upon in the event the relevant Bail-inable Securities remain Outstanding following the completion of the Bail-in Conversion.

(e)    Upon a Bail-in Conversion, the Bank shall provide a written notice to the Depositary and the Holders of Bail-inable Securities through the Depositary as soon as practicable regarding such Bail-in Conversion. The Bank shall also deliver a copy of such notice to the Trustee for information purposes.

(f)    The Bank’s obligations to indemnify the Trustee in accordance with Section 607 shall survive, with respect to any Bail-inable Security, any Bail-in Conversion with respect to such Bail-inable Security, but shall be subject to Section 1602 below.

Section 1602. Parties’ Acknowledgement with Respect to Treatment of Bail-inable Securities.

Notwithstanding and to the exclusion of any other term of this Indenture, any indenture supplemental hereto or any other agreements, arrangements, or understanding between the parties, the Trustee acknowledges and accepts that each Bail-inable Security under this Indenture or any indenture supplemental hereto shall be subject to the Bail-in Regime.

ARTICLE SEVENTEEN

SUBSEQUENT HOLDERS’ AGREEMENT

Each Holder or Beneficial Owner of a Bail-inable Security that acquires an interest in the Bail-inable Security in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any Holder or Beneficial Owner shall be deemed to acknowledge, accept, agree to be bound by and consent to the same provisions specified herein to the same extent as the Holders or Beneficial Owners that acquired an interest in the Bail-inable Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Bail-inable Securities related to the Bail-in Regime.”

SECTION 208. Form of Securities.

(a)    Section 202 of the Base Indenture is hereby amended by inserting a new paragraph, which shall read as follows:

“[If the Security is a Bail-inable Security, insert — This Security is a Bail-inable Security. By its acquisition of an interest in this Security, each Holder and Beneficial Owner of this Security shall be deemed to acknowledge and agree that the provisions set forth in Section 1601 of the Indenture are binding on such Holder or Beneficial Owner despite any provisions in the Indenture or this Security, any other law that governs this Security and any other agreement, arrangement or understanding between such Holder or Beneficial Owner and the Bank with respect to this Security. Each Holder or Beneficial Owner of a Security that acquires an interest in the Security in the secondary market and any successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of any Holder or Beneficial Owner shall be deemed to acknowledge, accept, agree to be bound by and consent to the same provisions specified herein to the same extent as the Holders or Beneficial Owners that acquire the Securities upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Securities related to the Bail-in Regime.]”

(b)    Section 203 of the Base Indenture is hereby amended by inserting three new paragraphs, which shall read as follows:

“[If applicable, insert — The Bank may, at its option, with the prior approval of the Superintendent, on not less than      days’ and not more than      days’ prior notice to the Holders of the Securities, redeem all but not less than all of the Securities prior to their Stated Maturity [on or within      days] after the occurrence of a TLAC Disqualification Event, at a Redemption Price equal to [100]% of the principal amount thereof, plus any accrued and unpaid interest to, but excluding, the Redemption Date.

A “TLAC Disqualification Event” means OSFI has advised the Bank in writing that the Securities will no longer be recognized in full as TLAC under the TLAC Guideline as interpreted by the Superintendent, provided that a TLAC Disqualification Event shall not occur where the exclusion of the Securities from the Bank’s TLAC requirements is due to the remaining maturity of the Securities being less than any period prescribed by any relevant eligibility criteria applicable as of the issue date of the Securities.]”

(c)    Section 203 of the Base Indenture is hereby amended by amending and restating the seventh paragraph in its entirety, which shall read as follows:

“[If applicable, insert      The Indenture contains provisions for defeasance at any time of [the entire indebtedness of this Security] [or] [certain restrictive covenants and Events of Default with respect to this Security] [, in each case] upon compliance with certain conditions set forth in the Indenture. [If the Security is a Bail-inable Security, insert      Notwithstanding any other provision of this Security, a defeasance [or covenant defeasance] with respect to this Security shall be subject to the prior approval of the Superintendent, where such defeasance [or covenant defeasance] would result in the Bank not meeting the TLAC requirements applicable to the Bank pursuant to the TLAC Guideline.]]”

ARTICLE THREE

MISCELLANEOUS PROVISION

SECTION 301. Ratification of Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

SECTION 302. Trustee Not Responsible for Recitals. The recitals contained herein and in the Securities, except for a Trustee’s certificate of authentication, shall be taken as the statements of the Bank, and the Trustees assume no responsibility for their correctness. The Trustees make no representations as to the validity or sufficiency of this First Supplement Indenture.

SECTION 303. Governing Law; Submission to Jurisdiction. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that Section 1601(a) of the Base Indenture, as set forth in Section 207 of this First Supplemental Indenture, shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. By its acquisition of an interest in any Bail-inable Security, each Holder or Beneficial Owner of that Bail-inable Security shall be deemed to attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to actions, suits and proceedings arising out of or relating to the operation of the CDIC Act and the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the Indenture and such Bail-inable Security.

SECTION 304. Separability Clause. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 305. Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 306. Conflict with Base Indenture. If any provision of this First Supplemental Indenture is inconsistent with any provision of the Base Indenture, such provision of this First Supplemental Indenture shall control.

SECTION 307. Execution in Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes.

SECTION 308. Indenture and Securities Solely Corporate Obligations. No recourse under or upon any obligation, covenant or agreement of the Indenture or of the Securities, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Bank or of any successor corporation, either directly or through the Bank, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the Securities are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors, as such, of the Bank or of any successor corporation, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or the Securities or implied therefrom; and that any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Securities or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the Securities.

SECTION 309. Waiver of Jury Trial. EACH OF THE BANK AND THE TRUSTEES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

THE BANK OF NOVA SCOTIA

By:	/s/ Christy Bunker
Name: Christy Bunker
Title: Managing Director, Alternate Funding

COMPUTERSHARE TRUST COMPANY, N.A., as U.S. Trustee

By:	/s/ Rose Stroud
Name: Rose Stroud
Title: Trust Officer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Canadian Trustee

By:	/s/ John C. Poolman
Name: John C. Poolman
Title: Corporate Trust Officer

By:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer